Exhibit (c)-(6)

CONFIDENTIAL Project Goliath Special Committee Materials March 13, 2014

CONFIDENTIAL Project Goliath Disclaimer This document has been prepared by Morgan Stanley Asia Limited (“Morgan Stanley”) pursuant to the terms of a letter of engagement and a letter of indemnification with the independent special committee of the Board of Directors (the “Client”) of Giant Interactive Group Inc. (the “Company”) dated as of December 3, 2013. This document has been prepared for the Client only in the context of the Transaction (as defined below) and, together with any oral or other supplemental information provided in connection with this document (collectively, “materials”), must be held by the Client and its directors, officers, employees, representatives and agents in strict confidence. This document and any materials must not be photocopied or reproduced in any electronic, physical or other form and must not be communicated, disclosed or distributed to any other person in whole or in part at any time except with Morgan Stanley’s prior written consent. The purpose of this document is to provide the Client with an explanation of the basis upon which Morgan Stanley is issuing a financial opinion letter (the “Opinion”) in relation to the proposal by the Company’s Chairman, being Mr. Yuzhu Shi (and certain of his affiliated entities), an affiliate of Baring Private Equity Asia and Hony Capital (collectively, the “Consortium”) to acquire all of the outstanding ordinary shares, including ordinary shares represented by American Depositary Shares, of the Company for US$12.00 per share or ADS (the “Transaction”). This document should be read in conjunction with and is subject to the terms of the Opinion. This document supersedes any previous documents or presentations delivered by Morgan Stanley to the Client in connection with the Transaction. In preparing this document, Morgan Stanley has: (i) used information obtained from the Company and public sources; (ii) assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it for the purposes of this document; (iii) assumed that the financial projections and other financial data relating to the Company have been reasonably and properly prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company as at the date of this document; (iv) not conducted any independent valuation or appraisal of the assets or liabilities of any company involved in any proposed transaction; and (v) not been provided with any such valuation or appraisal, upon which we have relied without independent valuation. Neither Morgan Stanley, its affiliates nor any of their respective directors, officers, employees or agents (the “Morgan Stanley Group”) gives any representation or warranty, express or implied, as to: (i) the achievement or reasonableness of future projections, management targets, estimates, prospects or returns contained in this document, if any; or (ii) the accuracy or completeness of any information contained in this document, any oral information provided in connection therewith or any data that either generates. Furthermore, and without prejudice to liability for fraud, no member of the Morgan Stanley Group accepts or will accept any liability, responsibility or obligation (whether in contract, tort or otherwise) in relation to these matters. This document is not a financial opinion or recommendation by any member of the Morgan Stanley Group. For the avoidance of doubt, no member of the Morgan Stanley Group owes any fiduciary duties to the Client, the Company or any other person whether in respect of this document, the Opinion, the Transaction or otherwise. The only duties Morgan Stanley owes to the Client are those set forth in, and subject to the other provisions of, the engagement letter and indemnity entered into between Morgan Stanley and the Client in connection with the Transaction. Any views contained in this document are based on financial, economic, market and other conditions prevailing at the date hereof and Morgan Stanley shall be under no obligation to update this document or any materials in the light of changes to such conditions or otherwise. This document and the information contained herein do not constitute an offer to sell or the solicitation of an offer to buy any security, commodity or instrument or related derivative, nor do they constitute an offer or commitment to lend, syndicate or arrange a financing, underwrite or purchase or act as an agent or advisor or in any other capacity with respect to any transaction, or commit capital, or to participate in any trading strategies, and do not constitute legal, regulatory, accounting or tax advice to the Client. We recommend that the Client seek independent third party legal, regulatory, accounting and tax advice regarding the contents of this document. This document is not a research report and was not prepared by the research department of the Morgan Stanley Group. Notwithstanding anything herein to the contrary, the Client, the Company and their directors, officers, employees, representatives and other agents may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the U.S. federal and state income tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to the tax treatment and tax structure. For this purpose, “tax structure” is limited to facts relevant to the U.S. federal and state income tax treatment of the Transaction and does not include information relating to the identity of the parties or their affiliates, agents or advisors. 2

CONFIDENTIAL

Project Goliath

Introduction

Valuation Methodology

- In assessing the Final Price, we have considered the following:
  - Historical trading ranges
  - Range of broker target prices
  - Comparable companies analysis
  - Precedent transactions analysis
  - Discounted cash flow ("DCF") analysis
  - Leveraged buyout ("LBO") analysis

Transaction Overview

- Mr. Yuzhu Shi ("Chairman Shi"), certain of Chairman Shi's affiliated entities, and an affiliate of Baring Private Equity Asia ("Baring") submitted a preliminary take-private offer (the "Indicative Offer") on November 25, 2013 to the Board of Directors of Giant Interactive Group Inc. ("Goliath" or the "Company"). The Indicative Offer is for US$11.75 per ADS (the "Indicative Price")
- We understand that Hony Capital has subsequently entered into the consortium with Chairman Shi and Baring (collectively, the "Consortium") and negotiations with the Special Committee have resulted in an increase to the Indicative Price to US$12.00 per ADS (the "Final Price")
  - On a 100% fully-diluted equity basis, the Final Offer values the Company at approximately US$3.01Bn
  - Premium of 25.0%, 31.5%, 33.7% and 34.4% to the volume-weighted average price during the last 5, 30, 60 trading days and last 3-months before the November 25 announcement
- Members of the Consortium have signed a consortium agreement (the "Consortium Agreement") and have agreed to work with each other exclusively for nine months until August 25, 2014. The consortium agreement obligates each member of the Consortium to:
  - vote for the proposed transaction and not take any action inconsistent with it
  - not transfer any of its or his shares in the Company unless as otherwise permitted under the Consortium Agreement
  - vote against any competing proposal or matter that would facilitate a competing proposal
- The Consortium collectively owns c.47.2% of the Company on a fully-diluted basis
  - As part of the transaction, Chairman Shi, who currently holds c.42.5%, intends to monetize c.18.7% of his holdings and roll-over his remaining stake of c.23.8% as part of the take-private transaction
- We understand that the Consortium intends to finance the transaction with a combination of debt and equity capital
  - Equity commitment of up to $950mm from Baring and Hony Capital
  - Debt commitment in the form of a $850mm term loan
  - Available cash and vendor note provided by Chairman Shi amounting to $676mm

Morgan Stanley

3

CONFIDENTIAL Goliath—Fairness Committee Materials v51.pptx\12 MAR 2014\2:40 PM\4 Project Goliath Chinese Online Gaming Peer Share Price Performance Up to November 22, 2013 (1 Trading Day Prior to the Indicative Offer Announcement) • Goliath’s share price dropped Share Price Performance in September 2011 primarily Last Three Years due to the payment of a special dividend of US$708MM 200 NetEase: 62.3% 150 Goliath: 42.5% 100 Changyou: (17.8%) Shanda: (33.9%) 50 Perfect World: (40.8%) 0 Nov-10 Feb-11 May-11 Aug-11 Dec-11 Mar-12 Jun-12 Oct-12 Jan-13 Apr-13 Aug-13 Nov-13 Goliath NetEase Changyou Shanda Perfect World Source CapIQ 4

CONFIDENTIAL Project Goliath Goliath Trading Volume Analysis Up to November 22, 2013 (1 Trading Day Prior to the Indicative Offer Announcement) • Goliath ADSs have traded ADS Price Trading Range between US$5.09 and US$ US$10.13 in the last 12 months prior to the Indicative Offer 20 19.20 announcement – Goliath has not traded above the Indicative Price or Final Price since June 30, 2008 13.46 11 10.13 10.13 10.13 10.13 10.65 9.39 9.05 9.30 9.16 9.21 8.46 8.19 8.50 9.06 9.08 8.02 8.26 8.50 8.77 8.17 8.92 8.45 6.48 7.71 8.10 8.11 7.92 7.88 8.63 7.55 7.96 7.55 8.24 7.71 6.39 6.52 8.43 7.39 7.45 7.34 6.32 7.82 7.34 6.93 7.25 6.48 6.48 6.28 7.71 6.30 6.16 6.93 6.51 6.23 5.15 6.18 5.41 5.41 6.04 5.09 2 3.15 1Q13 2Q13 3Q13 YTD2013 L1M LTM Since IPO Total Volume 54 87.1 62 258 38 280 1,320 (MM ADS) % TSO (1) 22 36 26 108 16 117 551 25% of Total Volume 50% of Total Volume 75% of Total Volume 100% of Total Volume Source CapIQ Note 1. Based on 239.6MM ordinary shares outstanding as of October 31, 2013 5

CONFIDENTIAL Project Goliath Historical Multiple Analysis Up to November 22, 2013 (1 Trading Day Prior to the Indicative Offer Announcement) • Goliath’s P/E dropped in Historical NTM Adjusted P/E (1) Last 3 Years September 2011 primarily due x to the payment of a special dividend of US$708MM 16 • Cash has at times represented Final Price: 11.6x (2) 12 Since IPO Avg.:11.0x a significant portion of the Pre-Offer: 9.8x (2) market value L1M Avg.: 9.7x 8 LTM Avg.: 8.1x 4 0 Nov-10 Apr-11 Aug-11 Jan-12 May-12 Oct-12 Feb-13 Jul-13 Nov-13 Source CapIQ Historical Ex-Cash NTM Adjusted P/E (1) Last 3 Years x 12 Premium of Final Price Final Price: 8.3x (2)(3) 9 (2)(4) Pre-Offer: 7.3x L1M Adjusted NTM P/E 20% L1M Avg.: 7.1x 6 Since IPO Avg.: 6.7x LTM Adjusted NTM P/E 43% LTM Avg.: 6.0x L1M Adjusted NTM 17% Ex-Cash P/E 3 LTM Adjusted NTM 40% Ex-Cash P/E 0 Nov-10 Apr-11 Aug-11 Jan-12 May-12 Oct-12 Feb-13 Jul-13 Nov-13 Sources Company Filings, CapIQ Notes 1. Consensus estimates from brokers as aggregated by CapIQ 2. Based on management estimates for 2014E EPS 3. Based on balance sheet as of December 31, 2013 and adjusted for Alibaba stake sale of US$199.1MM 4. Based on balance sheet as of September 30, 2013

CONFIDENTIAL Project Goliath Historical Multiple Analysis Up to November 22, 2013 (1 Trading Day Prior to the Indicative Offer Announcement) Historical NTM Adjusted AV / EBITDA (1)(3) Since IPO x 10 8 Final Price: 8.0x (2)(4) Pre-Offer: 7.1x (2)(5) L1M Avg.: 6.4x Since IPO 6 Avg.: 6.2x LTM Avg.: 5.5x 4 Premium of Final Price 2 L1M Adjusted NTM AV / 26% EBITDA LTM Adjusted NTM AV / 46% EBITDA 0 Nov-10 Apr-11 Aug-11 Jan-12 May-12 Oct-12 Feb-13 Jul-13 Nov-13 Sources Company Filings, CapIQ Notes 1. Consensus estimates from brokers as aggregated by CapIQ 2. Based on management estimates for 2014E adjusted EBITDA 3. AV between September 12, 2011 and October 31, 2011 adjusted for US$708MM special dividend 4. Based on balance sheet as of December 31, 2013 and adjusted for Alibaba stake sale of US$199.1MM 7 5. Based on balance sheet as of September 30, 2013

CONFIDENTIAL Project Goliath Goliath Historical Trading Multiples vs. Select Peers Up to November 22, 2013 (1 Trading Day Prior to the Indicative Offer Announcement) • Goliath’s P/E dropped in Historical NTM Adjusted P/E (1) September 2011 primarily due Last Three Years to the payment of a special x dividend of US$708MM 18 • Cash has at times represented a significant portion of the market value Perfect World: 11.6x 12 NetEase: 11.5x Goliath: 9.8x (2) Changyou: 6 6.2x Shanda: 4.7x 0 Nov-10 Mar-11 Jun-11 Oct-11 Feb-12 May-12 Sep-12 Dec-12 Apr-13 Aug-13 Nov-13 Goliath NetEase Changyou Perfect World Shanda Source CapIQ Notes 1. Consensus estimates from brokers as aggregated by CapIQ 2. Based on management estimates for 2014E EPS 8

CONFIDENTIAL Project Goliath Goliath Historical Trading Multiples vs. Select Peers Up to November 22, 2013 (1 Trading Day Prior to the Indicative Offer Announcement) Historical NTM Adjusted AV / EBITDA (1)(2) Last Three Years x 12 9 Goliath: 7.1x (3) NetEase: 6.8x 6 Perfect World: 5.7x Shanda: 5.0x (4) 3 Changyou: 3.3x 0 Nov-10 Apr-11 Aug-11 Jan-12 May-12 Oct-12 Feb-13 Jul-13 Nov-13 Goliath NetEase Changyou Perfect World Shanda Sources CapIQ, Company Filings Notes 1. Consensus estimates from brokers as aggregated by CapIQ 2. Goliath’s AV between September 12, 2011 and October 31, 2011 adjusted for special dividend of US$708MM 3. Based on balance sheet as of September 30, 2013 and management estimates for 2014E adjusted EBITDA 4. Shanda Games’s net debt after July 28, 2013 includes US$811.5MM in outstanding payment to the parent, Shanda Interactive, for the acquisition of the platform-related business 9

CONFIDENTIAL

Project Goliath

Goliath Historical ADS Price Performance

Up to November 22, 2013 (1 Trading Day Prior to the Indicative Offer Announcement)

- Goliath has traded at a significantly lower level than the Final Price in the twelve months prior to Indicative Offer announcement
  - L1M to LTM VWAP within range of ~US$7.5–9.1 per ADS
- With the share price run-up prior to announcement, the Final Offer still represents an 18.5% premium to the pre-announcement price

LTM Price Performance


US$
15.00
10.00
5.00
0.00
Nov-13-2012 Announced 3Q13 results (revenue of US$86MM vs. consensus of US$85MM)
Feb-26-2013 Announced 4Q12 and full year 2012 results (4Q12 revenue of US$92MM vs. consensus of US$91MM)
May-7-2013 Announced 1Q13 results (revenue of US$92MM vs. consensus of US$92MM)
Jun-5-2013 Announced and priced follow-on offering of 11MM ADSs
Jul-5-2013 Ntreev Soft enters into cooperation deal for joint development of mobile games
Aug-22-2013 Signed Mike Tyson as an ambassador for World of Xianxia
Sep-16-2013 Announced resignation of Lu Zhang from the board
Final Price: US$12.00
US$10.13
Apr-9-2013 Announced resignation of Mr. Yuzhu Shi as CEO
Apr-18-2013 Announced new CEO Wei Liu and President Xuefeng Ji
Jun-17-2013 Announced investment in mobile game developer Dijiang Network
Aug-6-2013 Announced 2Q13 results (revenue of US$96MM vs. consensus of US$96MM)
Sep-6-2013 World of Xianxia began public testing
Nov-6-2013 Announced 3Q13 results (revenue of US$96MM vs. consensus of US$97MM)
Nov-12
Jan-13
Feb-13
Mar-13
May-13
Jun-13
Jul-13
Sep-13
Oct-13
Nov-13

Sources: Company Announcements, CapIQ

Summary Share Price

	Share Price	Premium of Offer Price	Premium of Final Price
Pre-announcement	10.13	16.0%	18.5%
L1M VWAP	9.10	29.1%	31.8%
L3M VWAP	8.93	31.6%	34.4%
L6M VWAP	8.37	40.4%	43.4%
LTM VWAP	7.58	54.9%	58.2%

Source: CapIQ

Morgan Stanley

10

CONFIDENTIAL Project Goliath Analyst Targets & Commentary • Final Price is ~29% higher than Selected Summary Research Estimates (1)(2) consensus target price US$MM, except for target price and EPS Date Rating TP Revenue Adjusted EBIT Adjusted EBITDA Adjusted Net Income Adjusted EPS – Broker target prices remain unchanged post the Indicative 2013E 2014E 2015E 2013E 2014E 2015E 2013E 2014E 2015E 2013E 2014E 2015E 2013E 2014E 2015E Barclays 1/9/2014 Buy 9.20 387 483 570 246 320 367 263 339 391 235 289 325 0.95 1.15 1.28 Offer announcement and are Oppenheimer 11/26/2013 N/A N/A 384 425 N/A 243 264 N/A 273 302 N/A 224 237 N/A 0.94 0.95 N/A in the range of US$9.00- Morgan Stanley 11/25/2013 Buy 9.60 385 435 469 244 284 306 252 291 314 238 258 277 0.98 1.04 1.11 US$9.60 (2) CICC 11/8/2013 Buy 9.00 385 449 N/A 235 272 N/A N/A N/A N/A 240 276 N/A 0.97 1.12 N/A Macquarie 11/7/2013 Buy 9.40 385 440 490 245 279 304 N/A N/A N/A 238 256 273 0.96 1.02 1.07 Median 9.30 385 440 490 244 279 306 263 302 352 238 258 277 0.96 1.04 1.11 Sources Broker Research, CapIQ, Bloomberg Positives “Goliath owns a healthy game pipeline, including six games in operation, as well “We see the potential for a top-line reacceleration 2Q14 given the meaningful as 3+ MMORPGs, 2+ web games and 2+ mobile games, which should continue to monetization of a few web and mobile games as well as the stronger growth fuel its growth. We believe the gamer community and in-game economics for prospects for the next two years considering the company’s enriched MMO Goliath’s flagship game, ZT Online 2, remain healthy. Goliath expects World of pipeline.” Xianxia to be its next key growth engine, following the success of ZT Online 2,—Barclays, January 9, 2014 and it plans to release the first expansion pack for the game in November 2013.—Morgan Stanley, November 7, 2013 “Goliath continues to execute on its strategy to try diversifying away from the “We believe the performance of its existing hit games, ZT series and ZT2, is maturing PC MMO market into mobile games and webgames. The company has a largely stable as a mix while the company is lining up for a more busy launch steady cash flow from its MMO game portfolio, which we believe strength in ZT2 schedule in 2014, including a dozen mobile games, ZT3 (new version of ZT and contribution from XianXia have helped to offset a decline in ZT Original in the series), a couple of licensing games including CangTian 2 from Korea and a Research Recommendation quarter. It plans to focus on the developer side as well in the mobile game market, shooting game.” Summary with a mix of hardcore and casual games.”—Bank of America Merrill Lynch, November 25, 2013—Bank of America Merrill Lynch, November 7, 2013 Hold Concerns 18% “Although we believe that Goliath may potentially sacrifice part of its top-line “Since Goliath will launch a licensed MMO game Cang Tian 2 in 2014, gross growth to drive stable earnings as well as cash dividends, we believe this would margin will likely go down by 2-3%, in our view.” be attractive to risk-averse investors preferring to have China online game—Macquarie, November 7, 2013 exposure with stable cash return.”—Barclays, November 7, 2013 Commentary on Indicative Offer Buy “This represents a 16% premium over the last trading price (vs. 15% for Focus “Goliath’s implied takeout valuation compares favorably to its US-listed Chinese 82% Media, 24% for Shanda Interactive, 33% for Tom Online). The proposed price online gaming peers, which are trading at an average 2014E P/E multiple implies 11.7x 2014e P/E (10.3x ex-cash). of 8.5x and EV/EBITDA multiple of 4.5x. We also note that recent Chinese MBOs—Morgan Stanley, November 25, 2013 have a takeout premium range of 15-70% (an average of 31% and a median of Source Broker Research 24%).—Oppenheimer, November 26, 2013 Notes 1. Only include reports that were published post the 3Q 2013 earnings release on November 6, 2013 and those that have adjusted estimates for share-based compensation 11 2. Estimates are converted from RMB to USD at an exchange rate of 6.1200 based on management guidance

CONFIDENTIAL Goliath—Fairness Committee Materials v51.pptx\12 MAR 2014\2:40 PM\12 Project Goliath Goliath Summary Financial Projections Revenue Revenue Gross Profit (2) • Management projects revenue to undergo relatively higher growth in US$MM US$MM Margin (%) 2014 and 2015 due to the 2,000 60 1,250 100 expected licensed games in the 1,023 1,000 947 92 877 1,500 45 pipeline as well as anticipated 1,261 812 1,081 1,167 725 contribution from webgames and 1,001 750 647 84 1,000 894 30 498 578 mobile games 712 798 614 382 412 500 76 460 490 380 340 – Licensed games expected to 389 440 300 500 285 346 15 244 250 172 68 contribute 8.6% and 17.2% of 202 revenue in 2014 and 2015, 0 0 0 60 respectively, an increase over 2010 2011 2012 2013E 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2010 2011 2012 2013 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E Growth 41.0% 21.5% 12.5% 18.2% 33.5% 16.0% 12.0% 12.0% 12.0% 8.0% 8.0% 8.0% Growth 42.0% 23.0% 13.3% n.a. 30.4% 16.0% 12.0% 12.0% 12.0% 8.0% 8.0% 8.0% the 2010-2012 average of 2.9% Difference 4.5% 25.3% Difference 0.1% 17.9% Gross Profit Historical Select Broker Consensus (1) Historical Select Broker Consensus (1) • The increasing contribution from Management Projections Growth Management Projections Margin Sources Management Projections, Broker Research Sources Management Projections, Broker Research licensed games leads to increases in revenue share with companies Adjusted EBITDA (3) Adjusted Net Income (3) from whom Goliath licenses games; hence, lower gross US$MM Margin (%) US$MM Margin (%) margins beyond 2014 1,000 100 750 80 EBITDA 762 601 800 706 555 • Operating expenses projected to 654 85 472 512 606 500 420 60 542 remain relatively constant as a % 600 484 374 432 302 333 373 70 258 of total sales going forward 352 277 302 254 400 285 213 255 264 250 40 – Growth in R&D expenses in line 241 189 144 55 118 with growth in labor costs 200 121 Net Income 0 40 0 20 2010 2011 2012 2013 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2010 2011 2012 2013 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E • Management expects certain tax Growth 56.7% 27.7% 9.6% 8.3% 30.6% 15.9% 12.0% 11.9% 11.8% 7.9% 7.9% 7.9% Growth 22.6% 47.6% 19.0% 0.7% 18.4% 10.1% 12.4% 12.4% 12.3% 8.4% 8.4% 8.4% Difference (5.4%) 6.1% Difference (1.0%) 9.2% benefits to cease from 2014 onwards Historical Select Broker Consensus (1) Historical Select Broker Consensus (1) Management Projections Margin Management Projections Margin Sources Management Projections, Broker Research Sources Management Projections, Broker Research Notes 1. Based on broker reports that were published post the 3Q 2013 earnings release on November 6, 2013 and those that have adjusted estimates for share-based compensation 2. Historical figures are GAAP and projections are non-GAAP; non-GAAP figures are adjusted for share-based compensation 12 3. Adjusted for share-based compensation, impairment relating to 51.com in 2012 and accrued withholding tax in 2013

CONFIDENTIAL Project Goliath Goliath Valuation Summary Based on Management Projections 60-Day 30-Day Final Offer: Implied Goliath per ADS Value (1)(2)(3) (4) (4) VWAP VWAP $12.00 $8.98 $9.10 Historical Trading Range One Month Prior to Indicative Offer Announcement $8.24 $10.13 Three Months Prior to Indicative Offer Announcement $7.42 $10.13 Six Months Prior to Indicative Offer Announcement $7.00 $10.13 Twelve Months Prior to Indicative Offer Announcement $5.09 $10.13 Broker Target Price Undiscounted Broker Estimates (Prior to Indicative Offer Announcement) $8.10 $10.40 Comparable Companies 2013A Adjusted P/E (7.0–13.0x) $7.07 $13.13 2014E Adjusted P/E (6.5–12.0x) $6.61 $12.20 2015E Adjusted P/E (6.0-11.0x) $7.22 $13.24 2013A Adjusted AV / EBITDA (5.0–8.5x) (5) $8.20 $11.91 2014E Adjusted AV / EBITDA (4.5–7.5x) (5) $8.02 $11.43 2015E Adjusted AV / EBITDA (4.0-6.5x) (5) $8.85 $12.56 Precedent Transactions LTM Adjusted P/E (8–17x) (6) $8.08 $17.17 NTM Adjusted P/E (7–16x) $7.12 $16.27 LTM Adjusted AV / EBITDA (7–9x) (5)(6) $10.32 $12.43 NTM Adjusted AV / EBITDA (6–8x) (5) $9.73 $12.00 Premium to L3M VWAP for Gaming Precedents (20–30%) $10.72 $11.61 Premium to L3M VWAP for U.S.–listed Chinese Companies (30–35%) $11.61 $12.06 DCF (5) Management Projections, 12.5–14.5% WACC, 1–3% PGR $15.74 $19.88 Management Projections and Management WACC Assumption, 24.0–26.0% WACC, $9.38 $10.17 1–3% PGR – ILLUSTRATIVE PURPOSES ONLY Hypothetical Leveraged Buyout (5) 25–35% Target IRR, $850MM Acquisition Debt, 7.0–9.0x 2019 Adjusted AV / $9.82 $13.41 EBITDA Exit $0 $5 $10 $15 $20 $25 Notes 1. Accounts for stock options and restricted stock units (RSUs) using treasury method 2. All figures are based on management projections unless otherwise specified 3. EBITDA and EPS are adjusted for share-based compensation, impairment relating to 51.com in 2012 and accrued withholding tax in 2013 4. Prior to Indicative Offer date of November 25, 2013 5. Balance sheet as of December 31, 2013 adjusted for Alibaba stake sale of US$199.1MM 13 6. LTM financials as of December 31, 2013

CONFIDENTIAL Project Goliath Comparables Analysis As of March 7, 2014 Trading Statistics of Selected Comparable Companies (US$MM, except share price and ratios) Last Close Price Trading Market Aggregate AV / Sales (2) Adjusted AV / EBITDA (2) Adjusted P/E (2) Company 3/7/2014 Currency (1) Value (3) 2014E 2015E (3) 2014E 2015E (3) 2014E 2015E Value 2013A 2013A 2013A (4) 10.13 USD 2,544 2,033 5.2x 4.4x 3.3x 7.6x 7.1x 5.5x 9.9x 9.8x 8.3x Goliath (pre-announcement)—Management Case (5) 12.00 USD 3,014 2,294 5.9x 5.0x 3.7x 8.6x 8.0x 6.2x 11.7x 11.6x 9.8x Goliath (at Final Price)—Management Case Primary China Online Gaming Peers NetEase 71.59 USD 9,326 5,968 3.9x 3.4x 3.0x 7.7x 7.0x 6.2x 11.9x 11.3x 9.8x Changyou 31.24 USD 1,657 1,109 1.5x 1.4x 1.2x 3.2x 10.3x 4.7x 6.2x 31.6x 9.8x (7) 17.72 HKD 1,213 987 N.A. 5.7x 4.9x N.A. 13.1x 9.5x N.A. 16.8x 13.8x NetDragon Perfect World 25.03 USD 1,272 852 1.7x 1.4x 1.3x 8.7x 6.8x 5.4x 14.2x 11.0x 8.9x Forgame 58.80 HKD 994 776 3.8x 2.8x 2.2x 12.3x 7.7x 5.8x 13.9x 12.3x 9.3x Mean: 2.7x 2.9x 2.5x 8.0x 9.0x 6.3x 11.5x 16.6x 10.3x Median: 2.8x 2.8x 2.2x 8.2x 7.7x 5.8x 12.9x 12.3x 9.8x (6)(8) 5.65 USD 1,542 1,609 2.2x 2.1x 2.0x 5.6x 5.2x 4.9x 7.0x 6.6x 6.3x Shanda Games (pre-announcement) (6) 6.64 USD 1,821 1,888 2.6x 2.4x 2.3x 6.6x 6.1x 5.8x 8.3x 7.7x 7.4x Shanda Games Sources Goliath Management Projections, Company Filings, Broker Research, CapIQ Notes 1. Fully-diluted total shares outstanding based on treasury stock method for in-the-money options as disclosed in latest filing 2. Revenue and EBITDA estimates based on Thomson broker consensus; EPS are adjusted from consensus GAAP EPS based on broker estimates of share-based compensation 3. Goliath, NetEase and Changyou multiples based on 2013A results; Shanda Games, NetDragon, Perfect World and Forgame multiples based on consensus estimates 4. As of November 22, 2013, the last trading day prior to the Indicative Offer announcement; based on Goliath’s balance sheet as of September 30, 2013 5. Based on Goliath’s balance sheet as of December 31, 2013 and adjusted for Alibaba stake sale of US$199.1MM 6. Shanda Games’s net debt includes US$444.1MM in outstanding payment, as of September 30, 2013, to Shanda Interactive for the acquisitions of the platform-related business 7. NetDragon’s cash is adjusted for US$1.09Bn cash consideration from the sale of its majority stake in 91 Wireless to Baidu and US$515MM special dividend announced on October 29, 2013; 2013E multiples are N/A given consensus estimates include consolidated results from 91 Wireless for 9M 2013; 2014E and 2015E consensus estimates do not include 91 Wireless 14 8. As of January 24, 2014, the last trading day before Shanda Games received a preliminary non-binding take-private proposal from Shanda Interactive and Primavera

CONFIDENTIAL

Project Goliath

Precedent Online Gaming Transactions

Precedent Transactions

US$MM

Date Announced	Target / Acquiror	Equity Value[1]	Agg Value[1]	% Acquired	Non-GAAP AV/EBITDA[1][2] LTM[3]	Non-GAAP AV/EBITDA[1][2] NTM[4]	Non-GAAP P/E[1][2] LTM[3]	Non-GAAP P/E[1][2] NTM[4]	Price Premium / (Discount) 1 Month VWAP	Price Premium / (Discount) 3 Month VWAP	Price Premium / (Discount) 1 Day Prior	Price Premium / (Discount) 52 Week High
01/27/14	Shanda Games / Shanda Interactive and Primavera [5]	1,894	1,962 [6]	23.8% [7]	6.0x	5.6x	8.4x	7.7x	38.2%	52.3%	22.1%	7.5%
07/29/13	Shanda Interactive's Platform - Related Affiliates / Shanda Games	812	812 [8]	100.0%	N.A.	N.A.	N.A.	9.3x [9]	N.A.	N.A.	N.A.	N.A.
07/25/13	Activision / Investor Consortium	15,664	11,899	24.9%	6.0x	8.9x	10.5x	17.3x	(8.4%)	(7.8%)	(11.6%)	(15.6%)
10/17/11	Shanda Interactive / Chairman	2,396	1,542	31.6% [7]	8.2x	7.9x	30.9x	32.5x	26.8%	24.5%	23.5%	(23.7%)
12/02/07	Vivendi Games / Activision	8,121	8,121 [8]	100.0%	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.
				Mean	**6.8x**	**7.5x**	**16.6x**	**16.7x**	**18.9%**	**23.0%**	**11.3%**	**(10.6%)**
				Median	**6.0x**	**7.9x**	**10.5x**	**13.3x**	**26.8%**	**24.5%**	**22.1%**	**(15.6%)**

Sources Company Filings, News Release, CapIQ

Notes

1. Equity value and aggregate value of the target as of announcement date. Data as disclosed in the deal announcement or calculated based on the latest financials disclosed prior to the announcement
2. EBITDA and EPS are adjusted for share-based compensation
3. Based on the latest available LTM disclosure prior to the announcement
4. Activision and Shanda Interactive's NTM estimates based on Thomson consensus estimates
5. Shanda Games / Shanda Interactive and Primavera transaction is a preliminary, non-binding proposal
6. Shanda Games's net debt includes US$444.1MM in outstanding payment to Shanda Interactive for the acquisitions of the platform-related business
7. % Acquired indicates the outstanding shares that were not owned by the acquiror prior to the take-private announcement
8. Assumes aggregate value equal to market value given no public disclosure on net cash
9. Calculated based on equity value over 2013E projected GAAP net income as disclosed in Shanda Games's conference call and assumes no share-based compensation

Morgan Stanley

15

CONFIDENTIAL Project Goliath Precedent Acquisitions of US-Listed Chinese Companies (1) Selected Precedent Acquisitions of US-listed Chinese Companies Initial Offer Initial Offer Premium To Final Offer Final Offer Premium To Company Price per 1M 3M Price per 1M 3M (3) (3) (3) (3) (Incorporation) Industry Ann. Date Shares / ADS VWAP VWAP Shares / ADS VWAP VWAP Deal Status Harbin Electric Machinery 11-Oct-10 $24.00 / share 35.8% 35.1% $24.00 / share 35.8% 35.1% • Completed on November 3, 2011 (Nevada) Fushi Copperweld Machinery 3-Nov-10 $11.50 / share 20.9% 31.2% $9.50 / share (0.1%) 8.4% • Completed on December 27, 2012 (Nevada) Chemspec Chemical 11-Nov-10 $8.00 / ADS 24.0% 24.9% $8.10 / ADS 25.5% 26.4% • Completed on August 15, 2011 (Cayman) China Security & Surveillance Security 28-Jan-11 $6.50 / share 30.0% 25.9% $6.50 / share 30.0% 25.9% • Completed on September 14, 2011 (Delaware) China Fire & Security Fire equipment 7-Mar-11 $9.00 / share 53.3% 39.2% $9.00 / share 53.3% 39.2% • Completed on November 4, 2011 (Florida) Funtalk Mobile 25-Mar-11 $7.10 / share 31.6% 28.8% $7.20 / share 33.5% 30.6% • Completed on August 22, 2011 (Cayman) technology Shanda Interactive Internet 17-Oct-11 $41.35 / ADS 26.6% 24.5% $41.35 / ADS 26.6% 24.5% • Completed on February 14, 2012 (Cayman) CRIC Internet 28-Oct-11 (4) 39.1% 20.4% $4.48 / ADS (5.9%) (18.5%) • Completed on April 24, 2012 $6.62 / ADS (Cayman) AsiaInfo-Linkage Software 20-Jan-12 $12.00 / share 61.7% 39.6% $12.00 / share 61.7% 39.6% • Signed definitive agreement on May 13, 2013 (Delaware) Zhongpin Food 27-Mar-12 $13.50 / share 48.8% 39.0% $13.50 / share 48.8% 39.0% • Completed on June 27, 2013 (Delaware) Focus Media Media 13-Aug-12 $27.00 / ADS 37.7% 31.1% $27.50 / ADS 40.3% 33.5% • Completed on May 23, 2013 (Cayman) 3SBio Pharma 12-Sep-12 $15.00 / ADS 30.2% 25.3% $16.70 / ADS 45.0% 39.5% • Completed on May 30, 2013 (Cayman) 7 Days Hospitality 26-Sep-12 $12.70 / ADS 34.5% 33.7% $13.80 / ADS 46.2% 45.2% • Completed on July 5, 2013 (Cayman) Simcere Software 11-Mar-13 $9.56 / ADS 20.8% 21.4% $9.66 / ADS 22.1% 22.7% • Completed on December 23, 2013 (Cayman) Pactera Technology 20-May-13 $7.50 / ADS 41.9% 22.6% $7.30 / ADS 38.1% 19.3% • Signed definitive agreement on October 17, 2013 (Cayman) iSoftStone Technology 6-Jun-13 $5.85 / ADS 28.3% 27.7% n.a. n.a. n.a. • Ongoing discussion (Cayman) Spreadtrum Technology 21-Jun-13 $28.50 / ADS 41.8% 40.2% $31.00 / ADS 54.2% 52.4% • Completed on December 31, 2013 (Cayman) Charm Comm. Media 30-Sep-13 $4.70 / ADS 14.1% 13.3% n.a. n.a. n.a. • Ongoing discussion (Cayman) RDA Microelectr. Technology 11-Nov-13 $18.50 / ADS 40.8% 53.4% $18.50 / ADS 40.8% 53.4% • Signed definitive agreement on November 11, 2013 (Cayman) Shanda Games Technology 24-Jan-14 $6.90 / ADS 38.2% 52.3% n.a. n.a. n.a. • Ongoing discussion (Cayman) AutoNavi Technology 10-Feb-14 $21.00 / ADS 37.9% 39.9% n.a. n.a. n.a. • Ongoing discussion (BVI) Median Premium (Cayman-incorp) 33.1% 26.5% 38.1% 30.6% Median Premium (Overall) 35.8% 31.1% 38.1% 33.5% Cayman-incorporated Notes Sources Public Filings and Announcements, CapIQ 1. Announced and ongoing or successfully completed going-private transactions of US-listed Chinese companies since 2010, with transaction equity value > US$250MM 2. Approximate equity values of initial offer based on available public disclosure 3. Unaffected VWAP prior to indicative offer announcement 16 4. Initial offer consists of US$1.60 in cash and 0.6 E-House share per CRIC share at E-House share price of $8.36 as of October 27, 2011; revised offer consists of $1.75 in cash and 0.6 E-House share per CRIC share at E-House share price of $4.55 as of December 22, 2011; price at signing is lower than announcement price due to E-House price drop

CONFIDENTIAL Project Goliath Discounted Cash Flow Analysis Based on Management Projections • Successful games are highly Illustrative DCF Value Based on Management Projections scalable, translating to high US$MM margins and sustainable cash flows For Fiscal Years Ending December 31, 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E Terminal • Projections assume long-term Revenue 459.9 614.1 712.4 797.9 893.6 1,000.9 1,080.9 1,167.4 1,260.8 growth to be supported by long % Growth 18.2% 33.5% 16.0% 12.0% 12.0% 12.0% 8.0% 8.0% 8.0% 2.0% Adjusted EBIT 274.5 360.7 418.4 468.6 524.9 587.9 634.9 685.7 740.5 life-cycle of existing franchises, % Margin 59.7% 58.7% 58.7% 58.7% 58.7% 58.7% 58.7% 58.7% 58.7% introduction of new MMO titles (-) Tax (1) (50.8) (66.8) (77.5) (86.8) (97.3) (108.9) (117.7) (127.1) (137.2) through both self-development (+) Depreciation & Amortization 10.9 12.3 13.9 15.5 16.9 18.2 19.3 20.4 21.3 and licensing and (-) Increase in Working Capital 25.7 30.3 13.0 9.8 10.7 11.6 6.6 7.0 7.4 diversification into webgames (-) Capex (12.8) (16.0) (17.8) (18.3) (18.8) (19.3) (19.8) (20.4) (20.4) and mobile games (-) Purchase of Intangible Assets (6.5) (6.5) (6.5) (6.5) (6.5) (6.5) (6.5) (6.5) (6.5) (-) Non-controlling Interest (1.7) 0.5 (17.5) (19.7) (22.1) (24.9) (26.9) (29.2) (31.6) • However, projections are highly Unlevered Free Cash Flow 239.2 314.4 325.9 362.6 407.8 458.1 489.9 529.8 573.4 5,086 sensitive to successful launch % Margin 52.0% 51.2% 45.8% 45.4% 45.6% 45.8% 45.3% 45.4% 45.5% of game titles Aggregate Value 3,658 % Terminal Value 44.5% Assumptions (2) Net Cash 730 Equity Value 4,388 Valuation Date 1/1/14 Value per ADS 17.47 WACC 13.5% Sensitivity to WACC and PGR Sensitivity to WACC and PGR PGR 2.0% Implied 2013A EBITDA Multiple Value per ADS Implied 2013A EBITDA Multiple 13.8x WACC WACC 17 12.5% 13.0% 13.5% 14.0% 14.5% 14 12.5% 13.0% 13.5% 14.0% 14.5% 1.0% 18.25 17.54 16.89 16.29 15.74 1.0% 14.5 13.8 13.2 12.6 12.1 Implied 2014E EBITDA Multiple 12.8x 1.5% 18.60 17.85 17.16 16.54 15.96 1.5% 14.8 14.1 13.5 12.9 12.3 PGR 2.0% 18.99 18.19 17.47 16.80 16.20 PGR 2.0% 15.2 14.4 13.8 13.1 12.6 2.5% 19.41 18.56 17.79 17.09 16.45 2.5% 15.6 14.8 14.1 13.4 12.8 3.0% 19.88 18.97 18.15 17.41 16.73 3.0% 16.0 15.2 14.4 13.7 13.1 Notes 1. Assumes management projected long-term tax rate of 18.5% 17 2. Net cash from balance sheet as of December 31, 2013 and adjusted for Alibaba stake sale of US$199.1MM

CONFIDENTIAL Project Goliath Discounted Cash Flow Analysis Based on Management Projections and Management WACC Assumption – for Illustrative Purposes Only • Management WACC shown for Illustrative DCF Value Based on Management Projections illustrative purposes only US$MM – WACC used by management For Fiscal Years Ending December 31, for impairment accounting 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E Terminal purposes Revenue 459.9 614.1 712.4 797.9 893.6 1,000.9 1,080.9 1,167.4 1,260.8 % Growth 18.2% 33.5% 16.0% 12.0% 12.0% 12.0% 8.0% 8.0% 8.0% 2.0% Adjusted EBIT 274.5 360.7 418.4 468.6 524.9 587.9 634.9 685.7 740.5 % Margin 59.7% 58.7% 58.7% 58.7% 58.7% 58.7% 58.7% 58.7% 58.7% (-) Tax (1) (50.8) (66.8) (77.5) (86.8) (97.3) (108.9) (117.7) (127.1) (137.2) (+) Depreciation & Amortization 10.9 12.3 13.9 15.5 16.9 18.2 19.3 20.4 21.3 (-) Increase in Working Capital 25.7 30.3 13.0 9.8 10.7 11.6 6.6 7.0 7.4 (-) Capex (12.8) (16.0) (17.8) (18.3) (18.8) (19.3) (19.8) (20.4) (20.4) WACC Analysis: Management (-) Purchase of Intangible Assets (6.5) (6.5) (6.5) (6.5) (6.5) (6.5) (6.5) (6.5) (6.5) Assumptions (-) Non-controlling Interest (1.7) 0.5 (17.5) (19.7) (22.1) (24.9) (26.9) (29.2) (31.6) Unlevered Free Cash Flow 239.2 314.4 325.9 362.6 407.8 458.1 489.9 529.8 573.4 2,543 Cost of Equity Capital 28.0% % Margin 52.0% 51.2% 45.8% 45.4% 45.6% 45.8% 45.3% 45.4% 45.5% Cost of Debt 6.6% Equity Weighting 89.8% Aggregate Value 1,718 Debt Weighting 10.2% % Terminal Value 19.9% WACC 25.7% Net Cash (2) 730 Equity Value 2,448 Value per ADS 9.75 Assumptions Valuation Date 1/1/14 Sensitivity to WACC and PGR Sensitivity to WACC and PGR Value per ADS Implied 2013A EBITDA Multiple WACC 25.0% WACC WACC 10 24.0% 24.5% 25.0% 25.5% 26.0% 6 24.0% 24.5% 25.0% 25.5% 26.0% PGR 2.0% 1.0% 6.7 6.5 6.4 6.3 6.1 1.0% 10.00 9.84 9.68 9.53 9.38 1.5% 10.04 9.87 9.71 9.56 9.41 1.5% 6.7 6.6 6.4 6.3 6.1 Implied 2013A EBITDA Multiple 6.5x 2.0% 6.8 6.6 6.5 6.3 6.2 PGR 2.0% 10.08 9.91 9.75 9.59 9.44 PGR 2.5% 10.13 9.95 9.79 9.63 9.48 2.5% 6.8 6.7 6.5 6.3 6.2 Implied 2014E EBITDA Multiple 6.0x 3.0% 6.9 6.7 6.5 6.4 6.2 3.0% 10.17 9.99 9.82 9.66 9.51 Notes 1. Assumes management projected long-term tax rate of 18.5% 18 2. Net cash from balance sheet as of December 31, 2013 and adjusted for Alibaba stake sale of US$199.1MM

CONFIDENTIAL Project Goliath Hypothetical Leveraged Buyout Analysis Based on Management Projections Key Assumptions Sources and Uses Transaction and Credit Multiples • Final Price: $12.00 per ADS US$MM Sources Implied Transaction Multiples • Transaction date: 1-Jan-14 Cash Available 676 (1)(2)(3)(4) 8.6x – 5-year holding period exiting 2013A Adjusted AV / EBITDA Acquisition Debt 850 (1)(2)(3)(4) at end of FY2018 2014E Adjusted AV / EBITDA 8.0x Sponsor 950 (2) – Consortium rolls over pre- 2013A Adjusted P/E 11.7x LBO 28.5% stake Chairman Rollover 716 (2) 11.6x 2014E Adjusted P/E • Acquisition debt of $850MM Total Sources 3,192 Credit Multiples – Amortization schedule: 0%, Uses (3) 3.6x 12%, 19%, 21%, and 48% Total Debt / 2013A Adjusted EBITDA Purchase Equity 3,014 amortization over FY2014- (3) 8.9x 2014E Adjusted EBITDA / Interest Expense Transaction and Financing Costs 89 2018, respectively PF Debt / Total Capital 38% Debt Service Reserve Account 89 – Initial interest of LIBOR + 4.5%, with decreasing Total Uses 3,192 PF Debt / Equity 57% margin based on net leverage test Entry Price Sensitivity Analysis FY1 AV / Adjusted EBITDA Exit Multiple – Cash sweep with available IRR cash 1,136.0% 6.0x 6.5x 7.0x 7.5x 8.0x 8.5x 9.0x 9.5x 10.0x – Minimum cash balance of 25.0% 11.16 11.53 11.91 12.28 12.66 13.03 13.41 13.78 14.16 $100MM (5) 27.5% 10.61 10.95 11.29 11.63 11.97 12.31 12.65 12.99 13.33 – No withholding tax assumed 30.0% 10.13 10.44 10.74 11.05 11.36 11.67 11.98 12.29 12.59 • Transaction and financing fee: 32.5% 9.69 9.98 10.26 10.54 10.82 11.10 11.38 11.66 11.94 $89MM 35.0% 9.31 9.56 9.82 10.08 10.33 10.59 10.84 11.10 11.35 • Assuming management is granted 5% of equity Source Goliath Management Projections Notes 1. Adjusted for Alibaba stake sale of US$199.1MM 2. Equity value assuming exercise of all options and RSUs outstanding using treasury method 3. Figures adjusted for share-based compensation and amortization of intangibles 4. Includes net debt based on balance sheet as of December 31, 2013 5. Company maintains 21.8% of revenue as minimum cash balance going forward (post-transaction); minimum cash percentage calculated as minimum cash percentage of 19 2014E revenue

Project Goliath

CONFIDENTIAL

Transaction Matrix

Based on Management Projections

Transaction Matrix

US$MM, unless otherwise stated

Offer Price ($)	Premium to [2]: Current Price [1]	Premium to [2]: 1M VWAP	Premium to [2]: 3M VWAP	Premium to [2]: 6M VWAP	Equity Value [3]	Agg Value [4]	Adjusted P / E [5]: 2013A	Adjusted P / E [5]: 2014E	Adjusted AV / EBITDA [5]: 2013A	Adjusted AV / EBITDA [5]: 2014E	AV / Revenue: 2013A	AV / Revenue: 2014E
Company Metrics [5]	11.37	9.10	8.93	8.37	2,856	2,136	$1.03	$1.03	$266	$285	$389	$460
Final Price: $12.00	6%	32%	34%	43%	3,014	2,294	11.7x	11.6x	8.6x	8.0x	5.9x	5.0x
$12.50	10%	37%	40%	49%	3,140	2,420	12.1x	12.1x	9.1x	8.5x	6.2x	5.3x
$13.00	14%	43%	46%	55%	3,265	2,546	12.6x	12.6x	9.6x	8.9x	6.5x	5.5x
$13.50	19%	48%	51%	61%	3,391	2,671	13.1x	13.0x	10.0x	9.4x	6.9x	5.8x
$14.00	23%	54%	57%	67%	3,517	2,797	13.6x	13.5x	10.5x	9.8x	7.2x	6.1x
$14.50	28%	59%	62%	73%	3,642	2,923	14.1x	14.0x	11.0x	10.2x	7.5x	6.4x
$15.00	32%	65%	68%	79%	3,768	3,048	14.6x	14.5x	11.5x	10.7x	7.8x	6.6x

Sources Management Projections, CapIQ

Notes
1. Current share price as of March 7, 2014
2. VWAPs are prior to Indicative Offer announcement
3. Equity value assumes all options and RSUs outstanding using treasury method; latest shares, options and RSUs balance from management as of October 31, 2013
4. Includes net debt based on balance sheet as of December 31, 2013 and adjusted for Alibaba stake sale of US$199.1MM
5. Figures adjusted for share-based compensation

Morgan Stanley

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CONFIDENTIAL Goliath—Fairness Committee Materials v51.pptx\12 MAR 2014\2:40 PM\21 Project Goliath Appendix A 21

CONFIDENTIAL Project Goliath APPENDIX A Summary of Due Diligence Work Performed • The Morgan Stanley deal Management Discussions team’s due diligence has • The deal team held discussions with the CFO of Goliath on December 11, 2013, covering the following topics: included: – Industry outlook for the online game industry in China and the Company’s competitive positioning in each of the industry segments – Business and financial due – Company’s upcoming game pipeline and status of near-term development projects such as ZT Mobile, Supreme Taichi, and Genesis of the diligence with the CFO of Empire Goliath on the management – Relative revenue contribution of current and future game titles, and strategies for gaining market share in non-MMORPG segments – Outlook on operating performance projections – Goliath’s strategy in acquiring or licensing games from overseas game companies – Reviewing a number of – Expected R&D and employment trends Goliath’s publicly available – Target margin structure and projected revenue growth and associated drivers documents and broker – Relevant tax benefits that the Company currently and / or is expected to benefit from reports – VIE structure • The Morgan Stanley team held discussions with Goliath on December 19, 2013 to discuss the revised projections received from the Company as well as follow up conversations to discuss changes made to the projections since then Public Materials Reviewed • The deal team has reviewed a number of Goliath’s publicly available documents, including: – Latest 20-F annual filing – 6-K filed on March 5, 2014 relating to FY2013 results – Press releases containing quarterly results – Press release on November 25, 2013 relating to the Indicative Offer – Broker reports on Goliath from various research analysts Other Materials Reviewed • The Morgan Stanley deal team has reviewed certain information provided by the management of Goliath and its advisors, including: – Quarterly historicals and forecasts from 1Q’12-4Q’13 for the P&L – Figures for total options and RSUs outstanding – Revenue contribution for 2012-2015 from the existing and future pipeline of games – Management presentation – Revised company model incorporating updated annual forecasts from 2013-2022 for the P&L, B/S and C/F statement – Response to additional due diligence questions posed to the Company on December 17, 2013 – Files in the dataroom 22

CONFIDENTIAL

Project Goliath

APPENDIX A

WACC Analysis

- Risk-free rate based on China's 10-year Treasury rate
- Goliath's calculated weighted cost of capital (base case) is 13.5% per CAPM method

WACC Analysis: CAPM Method

		WACC Calculation		
Assumption	**Notes**	**Base**	**Low**	**High**
Market Risk Premium (MRP)	Morgan Stanley estimated market risk premium	6.0%	6.0%	6.0%
Risk-Free Rate (R_f)	Spot rate 10-year PBOC Treasury as of 3/7/2014	4.5%	4.5%	4.5%
Predicted Beta	U.S. Local Predicted Beta per Barra for Goliath	1.21	1.21	1.21
Sensitivity Adjustment	+/- 1.0% from base		(1.0%)	1.0%
Cost of Equity (K_E)	**Calculated using the Capital Asset Pricing Model**	**11.8%**	**10.8%**	**12.8%**
Adjustments When Required:				
Excess Cash Adjustment [1]		2.1%	2.1%	2.1%
Adjusted Cost of Equity (K_E)		**13.9%**	**12.9%**	**14.9%**
Is the Cost of Equity Reasonable?		*Yes*	*Yes*	*Yes*
Cost of Borrowing	Per Morgan Stanley GCM	4.5%	4.5%	4.5%
Tax Rate (t)	LT tax rate based on management estimates	18.5%	18.5%	18.5%
Post-tax Cost of Debt (K_D)		**3.7%**	**3.7%**	**3.7%**
Debt / Total Capitalization	Based on current capital structure	3.4%	3.4%	3.4%
Weighted Average Cost of Capital (WACC)	**K_E * E/(D+E) + K_D * D/(D+E)**	**13.5%**	**12.6%**	**14.5%**

Sources Alacra, Bloomberg, Goliath Management Projections

Note

1. Excess cash adjustment calculated as difference between implied cost of capital and cost of equity. Implied cost of capital calculated as difference between yield on excess net cash and total equity cost divided by aggregate operating business value, where yield on excess net cash equals cash interest multiplied by total cash less operating cash and debt, total equity cost equals cost of equity multiplied by equity value, and aggregate operating business value equals aggregate value plus operating cash. Operating cash assumed to be US$100MM per management guidance and excess net cash as of 2013YE assumed to be US$630MM after adjusting for Alibaba stake sale of US$199.1MM

Morgan Stanley

23